        Exhibit 10.24
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of October 8, 2024 between Seadrill Americas, Inc., a company incorporated in the State of Texas (the “Company”), whose parent company is Seadrill Limited, an exempted company incorporated and existing under the laws of Bermuda (“Seadrill”), and Grant Creed (“Executive”).
WHEREAS, Executive and the Company are party to that certain Employment Agreement dated November 21, 2023, (the “Employment Agreement”), pursuant to which Executive serves as Executive Vice President, Chief Financial Officer of Seadrill and such offices of the other Group Companies as Executive currently holds; and
WHEREAS, the Company and Executive desire to amend the Employment Agreement as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.
2.Termination Without Cause or Termination for Good Reason. Subparagraph 7(b) of the Employment Agreement is hereby amended as follows:
(a)The existing language in subparagraph 7(b) shall be moved to a new subparagraph 7(b)(i).
(b)A new subparagraph 7(b)(ii) shall be inserted as follows:
“Notwithstanding the foregoing, if the Employment Period ends early pursuant to paragraph 6 on account of a Termination Without Cause or a Termination For Good Reason, in each case, within the twenty-four (24)-month period immediately following a Change in Control (a “CIC Termination”), the Company shall pay Executive an amount equal to two times (2x) the sum of (A) Executive’s Base Salary at the time of such termination, plus (B) Executive’s annual bonus in effect for the year in which the Employment Period ends, based on the target level of performance, plus (C) the annualized amount (for the avoidance of doubt, twelve (12) months) of COBRA Continuation. Additionally, in the event of a CIC Termination, Executive shall be entitled to receive a pro rata amount of the bonus (if any) Executive would have otherwise received pursuant to paragraph 5(b) for the year in which the Employment Period ends (based on the number of days during such bonus year Executive was employed up to and including the last day of the Employment Period), which such bonus amount (if any) shall be based on the extent to which the performance measures are met but assuming satisfaction of any personal objectives, and shall be payable at the same time as bonuses are paid to employees generally.”
(c)Subparagraph 7(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“The amounts payable to Executive pursuant to subparagraph 7(b)(i) shall commence or become payable on the first regularly scheduled payroll date following the 60th day after the Termination Without Cause or Termination For Good Reason, subject to subparagraph 7(e), with the aggregate of any payments that would otherwise have been paid prior to such payroll date paid to Executive in a lump sum on such payroll date. The amounts payable to Executive pursuant to subparagraph 7(b)(ii) shall paid as soon as practicable following Executive’s timely execution and nonrevocation of the release described in subparagraph 7(e); provided, however, that if the 60-day period described therein spans two calendar years, the amounts payable to Executive pursuant to subparagraph 7(b)(ii) shall be made in the second calendar year.”
3.Tax Treatment of Certain Payments Received. A new paragraph 17 shall be inserted as follows:
“Internal Revenue Code Section 280G.
(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (such payments or benefits, “Covered Payments”) constitute parachute payments within the meaning of Code Section 280G (“Parachute Payments”) and would, but for this paragraph 17, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (a) delivered in full or (b) delivered to such lesser extent which would result in no portion of such payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of Covered Payments, notwithstanding that all or some portion of such payments or benefits may be taxable under Code Section 4999. Any determination required under this paragraph 17 shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to Executive (the “Accountants”), which shall take into account all possible mitigating factors and shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. For purposes of making the calculations required by this paragraph 17, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Section 280G and Code Section 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph 17. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this paragraph 17.

(b)If a reduction in payments or benefits is required by subparagraph 17(a), such reduction shall be made in a manner that maximized Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.”
4.No Further Amendment. Except as amended hereby, the Company and Executive hereby agree that the Employment Agreement shall remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Seadrill Americas, Inc.

By: /s/ Torsten Sauer-Petersen
Name: Torsten Sauer-Petersen
Title: Executive Vice President Human Resources

EXECUTIVE

/s/ Grant Creed
Grant Creed

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